Exhibit 10.13

FISERV, INC. 2007 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD MEMORANDUM –
EMPLOYEE

Employee:	[FIRST NAME] [LAST NAME]

Grant Date:	[GRANT DATE]

Target Units:	[NUMBER OF SHARES AT TARGET]

Performance Period:	[PERIOD]

Performance Formula:	[PERFORMANCE FORMULA]

Performance Goal(s):	[PERFORMANCE GOALS]

Additional terms and conditions of your Award are included in the Performance Share Unit Agreement. As a condition to your receipt of Shares, you must log on to Fidelity’s website at www.netbenefits.fidelity.com and accept the terms and conditions of this Award within 120 calendar days of your Award Grant Date. If you do not accept the terms and conditions of this Award within such time at www.netbenefits.fidelity.com, this Award will be forfeited and immediately terminate.
Note: Section 4(c) of the Performance Share Unit Agreement contains provisions that restrict your activities. These provisions apply to you and, by accepting this Award, you agree to be bound by these restrictions.

PERFORMANCE SHARE UNIT AGREEMENT
Pursuant to the Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Plan”), Fiserv, Inc., a Wisconsin corporation (the “Company”), has granted you Performance Share Units (the “Award”) entitling you to receive such number of shares of Company common stock (the “Shares”) as set forth in the Award Memorandum on the terms and conditions set forth in this agreement (this “Agreement”), the Award Memorandum and the terms of the Plan. Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Plan.
In the event of a conflict between the terms of this Agreement or the Award Memorandum and the terms of the Plan, the terms of the Plan shall govern. In the event of a conflict between the terms of this Agreement and the Award Memorandum, the terms of this Agreement shall govern.

1.	Grant Date. The Award is granted to you on the Grant Date set forth in the Award Memorandum.

2.
Vesting. This Award will vest (if at all) as specified in the Award Memorandum on the date the Compensation Committee certifies the level of achievement of the Performance Goal(s), provided you remain in employment through the last day of the Performance Period. Subject to any deferral election then in effect, the Shares subject to this Award will be issued as indicated in this Agreement. This Award also may continue to vest following your Retirement (as defined below), death or Disability as described in Section 5(a).

3.
Termination of Award. Your Award (except for the provisions of Section 4) shall terminate in all events on the earliest of (a) the date upon which vesting is no longer permitted pursuant to Section 5 of this Agreement, (b) the date the Shares due hereunder have been issued to you, or (c) your failure to accept the terms of this Agreement, the Award Memorandum and the Plan within the time period and in the manner specified in this Agreement.

4.	Confidential Information; Non-Competition; Related Covenants.

(a)	Definitions.

(i)	“Fiserv” means the Company, its direct and indirect subsidiaries, affiliated entities, successors, and assigns.

(ii)
“Confidential Information” means all trade secrets, Innovations (as defined below), confidential or proprietary business information and data, computer software, and database technologies or technological information, formulae, templates, algorithms, designs, process and systems information, processes, intellectual property rights, marketing plans, client lists and specifications, pricing and cost information and any other confidential information of Fiserv or its clients, vendors or subcontractors that relates to the business of Fiserv or to the business of any client, vendor or subcontractor of Fiserv or any other party with whom Fiserv agrees to hold information in confidence, whether patentable, copyrightable or protectable as a trade secret or not, except: (A) information that is, at the time of disclosure, in the public domain or that is subsequently published or otherwise becomes part of the public domain through no fault of yours; or (B) information that is disclosed by you under order of law or governmental regulation; provided, however, that you agree to notify the General Counsel of Fiserv upon receipt of any request for disclosure as soon as possible prior to any such disclosure so that appropriate safeguards may be maintained.

(iii)
“Competing Product or Service” means any product or service that is sold in competition with, or is being developed and that will compete with, a product or service developed, manufactured, or sold by Fiserv. For purposes of this Section 4, Competing Products or Services as to you are limited to products and/or services with respect to which you participated in the development, planning, testing, sale, marketing or evaluation on behalf of Fiserv during any part of your employment with Fiserv, or after the termination of your employment, during any part of the 24 months preceding the termination of your employment with Fiserv, or for which you supervised one or more Fiserv employees, units, divisions or departments in doing so.

(iv)	“Competitor” means an individual, business or any other entity or enterprise engaged or having publicly announced its intent to engage in the sale or marketing of any Competing Product or Service.

(v)
“Innovations” means all developments, improvements, designs, original works of authorship, formulas, processes, software programs, databases, and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets, that you, either by yourself or jointly with others, create, modify, develop, or implement during the period of your employment with Fiserv that relate in any way to Fiserv’s business.

(vi)
“Moral Rights” means any rights to claim authorship of a work of authorship, to object to or prevent the modification of any such work of authorship, or to withdraw from circulation or control the publication or distribution of any such work of authorship.

(vii)
“Client” means any person, association or entity: (A) for which you directly performed services or for which you supervised others in performing services with Fiserv, during any part of your employment with Fiserv, or after the termination of your employment, during any part of the 24 months preceding the termination of your employment with Fiserv; or (B) about which you have Confidential Information as a result of your employment with Fiserv.

(viii)
“Prospective Client” means any client: (A) with which Fiserv was in active business discussions or negotiations at any time during any part of your employment with Fiserv, or after the termination of your employment, during any part of the 24 months preceding the termination of your employment with Fiserv, in which you participated or for which you directly performed services or for which you supervised others in performing services with Fiserv; or (B) about which you have Confidential Information as a result of your employment with Fiserv.

(b)
During your employment, Fiserv will provide you with Confidential Information relating to Fiserv, its business and clients, the disclosure or misuse of which would cause severe and irreparable harm to Fiserv. You agree that all Confidential Information is and shall remain the sole and absolute property of Fiserv. Upon the termination of your employment for any reason, you shall immediately return to Fiserv all documents and materials that contain or constitute Confidential Information, in any form whatsoever, including but not limited to, all copies, abstracts, electronic versions, and summaries thereof. You further agree that, without the written consent of the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer of the Company, without the written approval of the Board of Directors of the Company:

(i)
You will not disclose, use, copy or duplicate, or otherwise permit the use, disclosure, copying or duplication of any Confidential Information of Fiserv, other than in connection with the authorized activities conducted in the course of your employment with Fiserv. You agree to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information.

(ii)
All Innovations are and shall remain the sole and absolute property of Fiserv. You will provide all assistance requested by Fiserv, at its expense, in the preservation of its interest in any Innovations in any country, and hereby assign and agree to assign to Fiserv all rights, title and interest in and to all worldwide patents, patent applications, copyrights, trade secrets and other intellectual property rights in any Innovation. You also assign and agree to assign to Fiserv, or, where applicable, to waive, which waiver shall inure to the benefit of Fiserv and its assigns, all Moral Rights in any Innovation.

(iii)	Notwithstanding the preceding statements, you understand that, pursuant to 18 U.S.C. §1833(b)(1) and §1833(b)(2):

(A)
An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (I) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (II) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(B)
An individual who files a lawsuit for retaliation by the Company for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (I) files any document containing the trade secret under seal and (II) does not disclose the trade secret, except pursuant to court order.

You understand that if you are found to have wrongfully misappropriated a trade secret, you may be liable to the Company for, among other things, exemplary damages and attorneys’ fees.

(c)
You agree that, without the written consent of the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer of the Company, without the written approval of the Board of Directors of the Company, you shall not engage in any of the conduct described in subsections (i) or (ii), below, either directly or indirectly, or as an employee, contractor, consultant, partner, officer, director or stockholder, other than a stockholder of less than 5% of the equities of a publicly traded corporation, or in any other capacity for any person, firm, partnership or corporation:

(i)
During the time of your employment with Fiserv, you will not: (A) perform duties as or for a Competitor, Client or Prospective Client of Fiserv (except to the extent required by your employment with Fiserv); or (B) participate in the inducement of or otherwise encourage Fiserv employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Fiserv.

(ii)
For a period of 12 months following the termination of your employment with Fiserv (the “Restrictive Period”), you will not: (A) perform duties as or for a Competitor, Client or Prospective Client of Fiserv that are the same as or similar to the duties performed by you for Fiserv at any time during any part of the 24 month period preceding the termination of your employment with Fiserv; (B) participate in the inducement of or otherwise encourage Fiserv employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Fiserv during any part of the 24 month period preceding the termination of your employment with Fiserv; or (C) participate voluntarily or provide assistance or information to any person or entity either negotiating with Fiserv involving a Competing Product or Service, or concerning a potential or existing business or legal dispute with Fiserv, including, but not limited to, litigation, except as may be required by law.

No provision of these subsections (i) and (ii) shall apply to restrict your conduct, or trigger any reimbursement obligations under this Agreement, in any jurisdiction where such provision is, on its face, unenforceable and/or void as against public policy, unless the provision may be construed or deemed amended to be enforceable and compliant with public policy, in which case the provision will apply as construed or deemed amended.

(d)
You acknowledge and agree that compliance with this Section 4 is necessary to protect the Company, and that a breach of any of this Section 4 will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law. In the event of a breach of this Section 4, or any part thereof, the Company, and its successors and assigns, shall be entitled to injunctive relief and to such other and further relief as is proper under the circumstances. The Company shall institute and prosecute proceedings in any Court of competent jurisdiction either in law or in equity to obtain damages for any such breach of this Section 4, or to enjoin you from performing services in breach of Section 4(c) during the term of employment and for a period of 12 months following the termination of employment. You hereby agree to submit to the jurisdiction of any Court of competent jurisdiction in any disputes that arise under this Agreement.

(e)
You further agree that, in the event of your breach of this Section 4, the Company shall also be entitled to recover the value of any amounts previously paid or payable or any shares (or the value of any shares) delivered or deliverable to you pursuant to any Fiserv bonus program, this Agreement, and any other Fiserv plan or arrangement.

(f)	You agree that the terms of this Agreement shall survive the termination of your employment with the Company.

(g)
YOU HAVE READ THIS SECTION 4 AND AGREE THAT THE CONSIDERATION PROVIDED BY THE COMPANY IS FAIR AND REASONABLE AND FURTHER AGREE THAT GIVEN THE IMPORTANCE TO THE COMPANY OF ITS CONFIDENTIAL AND PROPRIETARY INFORMATION, THE POST-EMPLOYMENT RESTRICTIONS ON YOUR ACTIVITIES ARE LIKEWISE FAIR AND REASONABLE.

5.	Termination of Employment.

(a)
Vesting. If you cease to be an employee of the Company or any subsidiary of the Company for any reason (a “Termination Event”) prior to the last day of the Performance Period, then the Award shall terminate on the date on which such Termination Event occurs; provided that, if the reason for your Termination Event is:

(i)    Disability, then the number of Shares issuable under this Award, if any, shall be determined after the end of the Performance Period as if you had not terminated employment, but multiplied times a fraction, the numerator of which is the number of completed whole calendar months of your employment during the Performance Period and the denominator of which is [the total number of calendar months in the Performance Period];

(ii)    Death, then the number of Shares issuable under this Award, if any, shall be determined after the end of the Performance Period as if you had not terminated employment, but multiplied times a fraction, the numerator of which is the number of completed whole calendar months of your employment during the Performance Period and the denominator of which is [the total number of calendar months in the Performance Period], and such Shares shall be issued at that time to your designated beneficiary or, if none, to your estate; or

(iii)    Retirement, then the number of Shares issuable under this Award, if any, shall be determined after the end of the Performance Period as if you had not terminated employment, but multiplied times a fraction, the numerator of which is the number of completed whole calendar months of your employment during the Performance Period and the denominator of which is [the total number of calendar months in the Performance Period]. If you die after Retirement, then your designated beneficiary, or if none, your estate, shall become entitled to receive the number of Shares you would have received, if any, pursuant to this paragraph.

If you breach Section 4 of this Agreement, you will forfeit this Award and no Shares will be issuable under this Award. In addition, if you engage in conduct after the end of the Restrictive Period in Section 4 but prior to the payment of Shares following the end of the Performance Period which, if engaged in during the Restrictive Period would have constituted a breach of Section 4, then you will forfeit this Award and no Shares will be issuable under this Award.

For purposes of this Section 5, “Retirement” means the cessation of service as an employee after the first anniversary of the first day of the Performance Period for any reason other than death, Disability or termination for Cause if (A) you are at least 60 years of age and your age plus years of service to the Company and its subsidiaries is equal to or greater than 70 or (B) you are at least 65 years of age.

If you are regularly scheduled to work less than 20 hours per calendar week for the Company or any subsidiary of the Company, you will be deemed to have experienced a Termination Event.

(b)
Change of Control. If a Change of Control of the Company occurs prior to the end of the Performance Period, then as of the date of the Change of Control, you will be paid cash in an amount equal to the fair market value (as of the date of the Change of Control) of such number of Shares as is determined by multiplying the number of Target Units set forth in the Award Memorandum times [     ]%. Thereafter, the Award shall terminate.

(c)
Service as Director. For purposes of this Agreement, an employee of the Company, if also serving as a director, will not be deemed to have terminated employment for purposes of this Agreement until his or her service as a director ends, and his or her years of service will be deemed to include years of service as a director.

(d)
Termination for Cause. Notwithstanding anything herein to the contrary, if you are terminated from employment by the Company for Cause, then this Award will forfeit immediately as of the date of such termination.

(e)	No Further Obligation. The Company will have no further obligations to you under this Award if the Award terminates as provided herein.

6.
Deferral of Performance Share Units. If you are eligible to, and properly elect to, defer delivery of all or part of the Shares otherwise issuable under this Award, such deferral will be governed by the Performance Share Unit Deferral Election Form executed by you separately from this Agreement.

7.
Issuance of Shares. The Company, or its transfer agent, will issue and deliver the Shares to you as soon as practicable after the Award vests (pursuant to the terms hereof) with respect to such Shares, or, if a deferral election was made, at the time specified in the Deferral Election Form. If you die before the Company has distributed the Shares due with respect to the vested Performance Share Units, the Company will issue the Shares to your estate or in accordance with applicable laws of descent and distribution. The Shares will be issued and delivered in book entry form, and the Company will not be liable for damages relating to any delays in making an appropriate book entry or any mistakes or errors in the making of the book entry; provided that the Company shall correct any errors caused by it. Any such book entry will be subject to such stop transfer orders and other restrictions as the Company may deem advisable under (a) the Plan and any agreement between you and the Company with respect to this Award or the Shares, (b) any applicable federal or state laws, and/or (c) the rules, regulations and other requirements of the Securities and Exchange Commission (“SEC”) of any stock exchange upon which the Shares are listed. The Company may cause an appropriate book entry notation to be made with respect to the Shares to reference any of the foregoing restrictions.

8.
Non-Transferability of Award. Except as provided in the Plan, this Agreement and the Award Memorandum, until the Shares have been issued under this Award, this Award and the Shares issuable hereunder and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (by operation of law or otherwise). Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or of any right or privilege conferred hereby, contrary to the provisions of the Plan or of this Agreement, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, this Award and the rights and privileges conferred hereby shall immediately become null and void.

9.
Conditions to Issuance of Shares. The Shares issued to you hereunder may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company. The Company shall not be required to issue any Shares hereunder prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the SEC or any other governmental regulatory body, which the compensation committee of the Board of Directors (the “Compensation Committee”) shall, in its discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Compensation Committee shall, in its discretion, determine to be necessary or advisable; (d) the lapse of such reasonable period of time following the date of vesting of the Award or the payment event specified in a deferral election as the Compensation Committee may establish from time to time for reasons of administrative convenience (provided that any such period shall be in compliance with Code Section 409A); and (e) your acceptance of the terms and conditions of this Agreement, the Award Memorandum and the Plan within the time period and in the manner specified in this Agreement.

10.
Dividends; No Rights as Shareholder. If the Company declares a cash dividend and the dividend record date occurs prior to the date the Award vests, you will be credited with an additional number of Target Units on the date the cash dividends are paid to the Company shareholders equal to (a) the amount of cash dividends payable with respect to a number of shares of stock equal to your Target Units divided by (b) the Fair Market Value of a Share on the date the dividend is paid. Until this Award vests and the Shares are issued to you, you shall have no rights as a shareholder of the Company with respect to the Shares. Specifically, you understand and agree that you do not have voting rights or, except as provided in this Section 10, the right to receive dividends or any other distributions paid with respect to shares of Company common stock by virtue of this Award or the Shares subject hereto.

11.
Addresses for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company as follows: Corporate Secretary, Fiserv, Inc., 255 Fiserv Drive, Brookfield, WI 53045, or at such other address as the Company may hereafter designate in writing. Any notice to be given to you shall be addressed to you at the address set forth in the Company’s records from time to time.

12. Captions; Agreement Severable. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

13.	Securities and Tax Representations.

(a)
You acknowledge receipt of the prospectus under the Registration Statement on Form S-8 with respect to the Plan filed by the Company with the SEC. You represent and agree that you will comply with all applicable laws and Company policies relating to the Plan, this Agreement and any disposition of Shares and that upon the acquisition of any Shares subject to this Award, you will make or enter into such written representations, warranties and agreements as the Company may reasonably request to comply with applicable securities laws or this Agreement.

(b)
You represent and warrant that you understand the federal, state and local income and employment tax consequences associated with the granting of the Award, the vesting of the Award, the deferral of all or a portion of the Shares otherwise issuable upon vesting of the Award, and the subsequent sale or other disposition of any Shares. You understand and agree that when this Award vests and Shares are issued, and you thereby realize gross income (if any) taxable as compensation in respect of such vesting or issuance, the Company will be required to withhold federal, state and local taxes on the full amount of the compensation income realized by you and may also be required to withhold other amounts as a result of such vesting. You also understand and agree that the Company may be required to withhold certain payroll taxes in connection with your Retirement or your termination due to Disability prior to the issuance of Shares. You hereby agree to provide the Company with cash funds or Shares equal in value to the federal, state and local payroll and income taxes and other amounts required to be withheld by the Company or its subsidiary in respect of any compensation income or wages in relation to the Award or make other arrangements satisfactory to the Company regarding such amounts, which may include deduction of such taxes from other wages owed to you by the Company or its subsidiaries. All matters with respect to the total amount to be withheld shall be determined by the Company in its sole discretion.

14.
Market Stand-Off. The Company reserves the right to impose restrictions on dispositions in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended. Upon receipt of written notice from the Company of a trading restriction, you agree that you shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Award without the prior written consent of the Company. Such restriction shall be in effect for such period of time following the date of the final prospectus for the offering as may be determined by the Company. In no event, however, shall such period exceed one hundred eighty (180) days.

15.	General Provisions.

(a)
None of the Plan, this Agreement or the Award Memorandum confers upon you any right to continue to be employed by the Company or any subsidiary of the Company or limits in any respect any right of the Company or any subsidiary of the Company to terminate your employment at any time, without liability.

(b)
This Agreement, the Award Memorandum, the Plan and the Restricted Stock Unit Deferral Election Form, if any, contain the entire agreement between the Company and you relating to the Award and the Shares and supersede all prior agreements or understandings relating thereto.

(c)	This Agreement and the Award Memorandum may only be modified, amended or cancelled as provided in the Plan.

(d)
If any one or more provisions of this Agreement or the Award Memorandum is found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(e)
Any remedies available to the Company under the Plan or this Agreement are cumulative and are in addition to, and are not affected by, the other rights and remedies available to the Company under the Plan, this Agreement, by law or otherwise.

(f)	This Agreement and the Award Memorandum shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflict of law provisions.

(g)
The Company agrees, and you agree, to be subject to and bound by all of the terms and conditions of the Plan. The Prospectus for the Plan is accessible on the Company’s administrative agent’s website in the “forms library” (www.netbenefits.fidelity.com) in the “forms library” and a paper copy is available upon request.

(h)
This Agreement and the Award Memorandum shall be binding upon and inure to the benefit of any successor or assign of the Company and to any heir, distributee, executor, administrator or legal representative entitled by law to your rights hereunder.

(i)	You understand that, under the terms of the Plan, this Agreement and the Award Memorandum, the Company may cancel or rescind this Award and/or the Shares in certain circumstances.
By selecting the “I accept” box on the website of our administrative agent, you acknowledge your acceptance of, and agreement to be bound by, this Agreement, the Award Memorandum and the Plan.
Your acceptance of the terms of this Agreement, the Award Memorandum and the Plan through our administrative agent’s website is a condition to your receipt of Shares. You must log on to our administrative agent’s website and accept the terms and conditions of this Agreement, the Award Memorandum and the Plan within 120 calendar days of your Award Grant Date. If you do not accept the terms and conditions of this Agreement, the Award Memorandum and the Plan within such time, this Award will be forfeited and immediately terminate.